Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use, in the Registration Statement on Amendment No. 3 to Form SB-2, of our report dated, January 16, 2007, relating to the financial statements of Triton Distribution Systems, Inc. as of June 30, 2006 and for the period from inception (January 10, 2006) to June 30, 2006. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP Moore Stephens Wurth Frazer and Torbet, LLP Certified Public Accountants

Walnut, California
January 25, 2007